EXHIBIT 3.1A


                               STATE OF CALIFORNIA

                                                              OFFICE OF THE
                                                            SECRETARY OF STATE
                                                                  (Seal)

                               SECRETARY OF STATE

      I, BILL JONES, Secretary of State of the State of California, hereby certify:

     That the attached transcript of 1 page(s) has been compared with the record on file in this office, of which it purports to be a copy, and that it is full, true and correct.


                              IN WITNESS WHEREOF, I execute this
                           certificate and affix the Great Seal of
                             the State of California this day of
                                         Aug 21 2001
                                 _______________________________
The Great Seal of the                   /s/ Bill Jones
State of California                   Secretary of State





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                                                           2355577
                                                      ENDORSED - FILED
                                        in the office of the Secretary of State
                                                of the State of California
                                                         AUG 13 2001
                                               BILL JONES, Secretary of State

                                   ARTICLES OF

                                INCORPORATION OF

                              KNUTEK HOLDINGS, INC.


     FIRST:   The name of this corporation is KNUTEK HOLDINGS, INC.

     SECOND:   The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

     THIRD:   The total number of shares which the Corporation is authorized to issue is twenty million (20,000,000) shares, all of which shall be Common Stock having no par value.

     FOURTH:   The name and address of the initial agent for service of process in the State of California is:

                              Jean L. Batman, Esq.
                          Duane, Morris & Heckscher LLP
                          100 Spear Street, 15th Floor
                            San Francisco, CA  94105

     FIFTH: (a) The personal liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

            (b) This corporation is authorized to provide indemnification of its agents (as defined in Section 317 of the California General Corporation law) through bylaw provisions, agreements with the agents, votes of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by such Section 317, subject only to the applicable limits set forth in Section 204 of the California General Corporation law with respect to actions for breach of duty to the corporation and its shareholders.

            (c) Any repeal or modification of the foregoing provisions of this Article shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of this corporation with respect to any act or omission occurring prior to the time of such repeal or modification.


                                        By:   /s/ Jean L. Batman
                                        ----------------------------
                                        Jean L. Batman, Incorporator


                                        OFFICE OF THE
                                        SECRETARY OF STATE
                                        The Great Seal of the
                                        State of California